Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN REPORTS 2008 THIRD QUARTER RESULTS
SALES INCREASE 22%, NET EARNINGS INCREASE 43%

BLOOMFIELD, Connecticut (October 30, 2008) – Kaman Corp. (NASDAQ GS:KAMN) today reported financial results for the third quarter and nine-month period ended September 26, 2008.

For the third quarter of 2008, the company reported net earnings from continuing operations of $13.5 million, or $0.53 per share diluted, compared to net earnings from continuing operations of $9.4 million, or $0.38 per share diluted, in the third quarter of 2007. The company’s results for the third quarter of 2008 include a pre-tax loss of $1.6 million related to the cancellation of an ineffective currency-hedging contract at the company’s Aerostructures Brookhouse Holdings, Limited subsidiary (this charge is not included in the segment’s operating results).  The results for the third quarter of 2007 included pretax charges of $0.8 million related to the company’s Australia helicopter program.  Net sales from continuing operations for the third quarter of 2008 were $335.1 million, an increase of 21.9% over the $274.9 million reported in the third quarter of 2007.

For the first three quarters of 2008, net earnings from continuing operations increased slightly to $28.5 million, or $1.12 per share diluted, compared to net earnings from continuing operations of $27.5 million, or $1.11 per share diluted in the year ago period.  Year-to-date results include a goodwill impairment charge of $7.8 million taken in the second quarter, which is not deductible for tax purposes, and the $1.6 million loss on the hedging contract.  Results for the 2007 first three quarters include pretax charges of $5.6 million related to the company’s Australia helicopter program. Net sales from continuing operations for the 2008 nine-month period were $937.2 million, an increase of 15.2% over the $813.8 million reported in the first three quarters of last year.

On October 29, 2008, the Company executed a new $50 million four-year Term Loan Credit Agreement with several banks.  The Term Loan Agreement is in addition to our current $200 million Revolving Credit Agreement.  The company may increase the term loan, up to an aggregate of $50 million, with approval of the banks.  Most of the proceeds of the loan will be used to pay down borrowings under the company’s Revolving Credit Agreement.

Neal J. Keating, Chairman, President and Chief Executive Officer, said, “During the third quarter we continued to build on the progress we made in the first half of the year.  Specialty Bearings had another outstanding quarter, both our Helicopters and Precision Products businesses delivered improved profitability and Aerostructures made progress toward resolving the issues in Wichita.  Our Industrial Distribution segment performed extremely well in the quarter despite an at times challenging and uncertain economic environment.  The integration of Brookhouse and ISC, both acquired during our second quarter, is progressing well and we successfully completed the acquisition of INRUMEC, early in the fourth quarter.

Within Aerostructures, we continued our steady performance on the BLACKHAWK cockpit program, received additional C-17 orders that will extend that program through 2010 and are now in the early stages of the new A-10 program.  As mentioned earlier, the integration of Brookhouse is progressing and was slightly accretive to EPS for the quarter.  While our Wichita facility negatively impacted our results for the quarter, we continue to make progress as demonstrated by achieving AS9100 recertification in September.

“Kaman Reports 2008 Third Quarter, Nine-Month Results”
October 30, 2008

Precision Products delivered improved results primarily due to good performance from legacy missile programs.  In addition, JPF production exceeded our goal for the second consecutive quarter and some foreign sales of the fuze were recorded during the period.  Helicopters turned in a strong profit performance despite the wind down of the Australian Service Center program.  And finally, the Specialty Bearings team continued their outstanding performance.”

Segment reports follow:

Aerostructures:  Operating income for the 2008 third quarter was $0.2 million, compared to $1.6 million in the 2007 third quarter.  Continued operational issues at the Wichita facility impacted the profit for the third quarter.  Segment sales were $44.0 million, an increase of more than 70% over sales of $25.7 million in the third quarter of 2007.

The segment’s sales increase for the period primarily reflects the addition of Brookhouse Holdings, Limited, which was acquired during the second quarter and contributed sales of $15.2 million, combined with higher BLACKHAWK cockpit volumes.  However, operational issues in Wichita resulted in charges of $3.9 million significantly reducing profitability.

For the 2008 nine-month period, the Aerostructures segment reported net sales of $103.8 million, compared to $74.2 million for the first nine months of 2007.  The segment had an operating loss of  $7.1 million in the first three quarters of 2008 (including a $7.8 million non-cash goodwill impairment charge recorded in the second quarter), compared to operating income of $9.9 million in the first three quarters of 2007.

Precision Products (formerly Fuzing):  Operating income for the third quarter of 2008 was $3.6 million, compared to $2.7 million in the year ago period.  Sales were $32.6 million for the 2008 third quarter, compared to $22.1 million in the third quarter last year.

The sales increase primarily reflects higher JPF program shipments to the U.S. Government while the profit increase was driven primarily by strong performance on legacy missile programs.  The third quarter of 2007 included profit from the JPF Facilitization program and 40mm sales, which did not recur in the third quarter of 2008.

For the first three quarters of 2008, sales in the Precision Products segment totaled $84.0 million, compared to $64.6 million in the first three quarters of 2007.  Segment operating income totaled $6.3 million in the first three quarters of 2008, compared to $9.2 million in the first three quarters of 2007.

Helicopters:  Operating income for the third quarter of 2008 was $3.5 million, compared to $2.3 million in the third quarter of 2007, which included a pretax charge of $0.8 million related to the company’s Australian helicopter program.  Segment sales in the third quarter of 2008 were $17.4 million, compared to $18.2 million in the same period last year.

Sales were lower largely due to reduced service center revenues from the Australia helicopter program, partially offset by higher revenue from Sikorsky subcontract work.  The improvement in the third quarter operating results for the Helicopters segment principally reflects the absence of a charge for the Australian helicopter program.

“Kaman Reports 2008 Third Quarter, Nine-Month Results”
October 30, 2008

Helicopter segment sales for the first nine months of 2008 totaled $50.1 million, compared to $54.7 million in the first three quarters of 2007. For the first three quarters of 2008, the segment generated operating income of $7.2 million, compared to $1.0 million in the year ago period, which included $5.6 million in pretax charges for the company’s Australia helicopter program.

Specialty Bearings:  Operating income rose 25.6% to $13.6 million from $10.9 million in the third quarter of last year.  Segment sales in the period were a record $36.8 million, compared to $30.7 million in the third quarter of 2007, an increase of 19.9%.

Results reflect increased demand across most markets, and higher profit margins as a result of the segment’s leverage from increased sales volume.

Sales in the Specialty Bearings segment rose 16.4% in the first nine months of 2008 to $109.6 million from $94.2 million in the first nine months of 2007.  For the first nine months of the year, the segment has generated operating income of $40.6 million, a 28.2% increase over operating income of $31.6 million in the first nine months of 2007.

Industrial Distribution:  Operating income for the third quarter of 2008 was $10.7 million, an increase of 18.3% over operating income of $9.0 million in the third quarter of 2007.  Segment sales increased 14.7% in the 2008 third quarter to $204.3 million from $178.1 million a year ago.  Organic sales growth in the quarter was 7.1%, compared with 6.8% in the prior year period, with the remaining growth coming from the acquisition of Industrial Supply Corporation (ISC) during the second quarter.

The Industrial Distribution segment’s results for the 2008 third quarter reflect strong demand in our served markets, the continued success of the company’s efforts to expand its national accounts business, and the addition of ISC.  Operating profits in the period improved as a result of higher sales volumes and a focus on cost management, which continues to be offset somewhat by cost growth associated with new branch openings, as the segment continues to expand its operations in order to support its growing business.  Overall, the operating profit margin for the quarter was 5.2%, a slight improvement over the prior year profit margin of 5.1% despite the integration of ISC, which had the effect of diluting Industrial Distribution’s overall operating profit margin slightly for the quarter.

For the 2008 nine-month period, net sales in the Industrial Distribution segment totaled $589.8 million, compared with $526.1 million in the year ago period.  Organic growth for the first three quarters of 2008 was 6.9%, compared with 3.6% in the same period last year.  Segment operating income in the first three quarters of 2008 totaled $29.5 million, compared to $26.0 million in the first nine months of 2007.

Commenting on the performance of the Industrial Distribution segment, Mr. Keating said, “In the third quarter, Industrial Distribution continued the solid performance it had demonstrated in the first half of the year.  Organic sales growth has been healthy despite the uncertainty of the economic environment and a tougher comparison from a strong third quarter last year.  I am proud of the progress being demonstrated by the KIT team, and believe our expansion into Puerto Rico through the acquisition of INRUMEC will enable us to serve our growing list of national account customers who have facilities on the island.”

“Kaman Reports 2008 Third Quarter, Nine-Month Results”
October 30, 2008

Mr. Keating concluded, “We are very pleased with our performance in the third quarter, which demonstrates the continued success of our operating strategy across our business segments.  Going forward, the effects of the current unprecedented macroeconomic environment have yet to be fully realized, and we recognize that the current environment calls for constant vigilance; however, we believe with our diversified operations, commitment to operational excellence and financial strength we are well positioned to navigate these difficult times and continue to grow our businesses.”

Please see the MD&A section of the company’s SEC Form 10-Q filed concurrent with the issuance of this release for greater detail on the quarter’s results and various company programs.

A conference call has been scheduled for tomorrow, October 31, 2008 at 11:00 AM EDT.  Listeners may access the call live over the Internet through a link on the home page of the company’s website at http://www.kaman.com.  In its discussion, management may include certain non-GAAP measures related to company performance.  If so, a reconciliation of that information to GAAP will be provided in the exhibits to the conference call and will be available through the Internet link provided above.

Forward-Looking Statements
This report may contain forward-looking information relating to the company's business and prospects, including the Aerospace and Industrial Distribution businesses, operating cash flow, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) domestic and foreign economic and competitive conditions in markets served by the company, particularly the defense, commercial aviation and industrial production markets; 5) risks associated with successful implementation and ramp up of significant new programs; 6) management's success in resolving operational issues at the Aerostructures Wichita facility, including successful negotiation of the Sikorsky TRP program; 7) successful implementation of the Deed of Settlement agreed upon with the Commonwealth of Australia, which terminates the Australia SH-2G (A) program with a mutual release of claims; 8) receipt and successful execution of production orders for the JPF U.S. government contract, including the exercise of all contract options, successful negotiation of price increases with the U.S. government, and receipt of orders from allied militaries, as all have been assumed in connection with goodwill impairment evaluations; 9) satisfactory resolution of the company’s litigation with the U.S. Army procurement agency relating to the FMU-143 program; 10) continued support of the existing K-MAX helicopter fleet, including sale of existing K-MAX spare parts inventory; 11) cost growth in connection with environmental remediation activities at the Bloomfield, Moosup and New Hartford, CT facilities; 12) profitable integration of acquired businesses into the company's operations; 13) changes in supplier sales or vendor incentive policies; 14) the effect of price increases or decreases; 15) pension plan assumptions and future contributions; 16) future levels of indebtedness and capital expenditures; 17) continued availability of raw materials and other commodities in adequate supplies and the effect of increased costs therefore; 18) the effects of currency exchange rates and foreign competition on future operations; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; and 20) other risks and uncertainties set forth in the company's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this report should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this report.
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Contact: Eric Remington
Vice President, Investor Relations
(860) 243-6334
Eric.Remington@kaman.com

“Kaman Reports 2008 Third Quarter, Nine- Month Results”
October 30, 2008

A summary of segment information follows:
Summary of Segment Information
(In thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007
Net sales:
Aerostructures	$44,047	$25,713	$103,784	$74,214
Precision Products	32,599	22,104	83,965	64,566
Helicopters	17,373	18,220	50,092	54,703
Specialty Bearings	36,839	30,729	109,585	94,179
Subtotal Aerospace Segments	130,858	96,766	347,426	287,662
Industrial Distribution	204,275	178,090	589,773	526,106
Net sales from continuing operations	$335,133	$274,856	$937,199	$813,768

Operating income (loss):
Aerostructures	$173	$1,631	$(7,090)	$9,862
Precision Products	3,598	2,687	6,283	9,232
Helicopters	3,453	2,283	7,177	1,014
Specialty Bearings	13,641	10,859	40,550	31,622
Subtotal Aerospace Segments	20,865	17,460	46,920	51,730
Industrial Distribution	10,704	9,045	29,512	26,043
Net gain (loss) on sale of assets	301	1	94	15
Corporate expense (1)	(7,422)	(9,498)	(23,704)	(28,997)
Operating income from continuing operations	$24,448	$17,008	$52,822	$48,791

(1) “Corporate expense” decreased for the third quarter and nine months ended September 26, 2008 compared to the same periods of 2007, as shown below:

	For the Three Months Ended		For the Nine Months Ended

	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007

Corporate expenses before breakout items	$(4,190)	$(4,989)	$(13,036)	$(13,657)

Breakout items:
Incentive compensation plans	(1,906)	(2,849)	(5,772)	(8,662)
Supplemental employees' retirement plan	(2,217)	(1,504)	(5,087)	(4,511)
Group insurance	891	(156)	191	(2,167)

Corporate expense - total	$(7,422)	$(9,498)	$(23,704)	$(28,997)

“Kaman Reports 2008 Third Quarter, Nine-Month Results”
October 30, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands except per share amounts)

	For the Three Months Ended		For the Nine Months Ended
	September 26, 2008	September 28, 2007	September 26, 2008	September 28, 2007

Net sales	$335,133	$274,856	$937,199	$813,768

Cost of sales	246,260	198,399	685,463	587,566
Selling, general and administrative expense	64,726	59,450	191,198	177,426
Goodwill impairment	-	-	7,810	-
Net (gain)/loss on sale of assets	(301)	(1)	(94)	(15)
	310,685	257,848	884,377	764,977
Operating income from continuing operations	24,448	17,008	52,822	48,791

Interest expense (income), net	1,073	1,672	1,535	4,872
Loss on derivative contract	1,587	-	1,587	-
Other expense (income), net	658	75	1,120	291

Earnings from cont. operations before income taxes	21,130	15,261	48,580	43,628
Income tax expense	(7,600)	(5,824)	(20,092)	(16,111)
Net earnings from continuing operations	13,530	9,437	28,488	27,517

Earnings from discont. operations before inc. taxes	-	3,721	-	7,000
Gain on disposal of discontinued operations	-	-	506	-
Income tax expense	-	(1,421)	(183)	(2,646)
Net earnings from discontinued operations	-	2,300	323	4,354

Net earnings	$13,530	$11,737	$28,811	$31,871

Net earnings per share:
Basic net EPS from continuing operations	0.54	0.39	1.13	1.13
Basic net EPS from discontinued operations	-	0.09	-	0.18
Basic net EPS from disposal of discont. op.	-	-	0.01	-
Basic net earnings per share	$0.54	$0.48	$1.14	$1.31

Diluted net EPS from continuing operations	0.53	0.38	1.12	1.11
Diluted net EPS from discontinued operations	-	0.09	-	0.17
Diluted net EPS from disposal of discont. op.	-	-	0.01	-
Diluted net earnings per share	$0.53	$0.47	$1.13	$1.28

Average shares outstanding:
Basic	25,265	24,438	25,199	24,288
Diluted	25,548	25,336	25,479	25,217

Dividends declared per share	$0.14	$0.14	$0.42	$0.39

“Kaman Reports 2008 Third Quarter, Nine-Month Results”
October 30, 2008

KAMAN CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	September 26, 2008	December 31, 2007
Assets
Current assets:
Cash and cash equivalents	$14,834	$73,898
Accounts receivable, net	210,743	158,435
Inventories	247,097	210,341
Deferred income taxes	24,189	28,724
Other current assets	21,851	20,231
Total current assets	518,714	491,629
Property, plant and equipment, net	79,256	53,645
Goodwill and other intangible assets, net	121,658	46,188
Deferred income taxes	3,099	3,594
Overfunded pension	31,292	30,486
Other assets	11,398	9,321
	$765,417	$634,863
Liabilities and shareholders' equity
Current liabilities:
Notes payable	$1,652	$1,680
Accounts payable - trade	99,751	74,236
Accrued salaries and wages	21,389	25,328
Accrued pension costs	5,927	14,202
Accrued contract losses	10,430	9,513
Other accruals and payables	49,740	45,670
Income taxes payable	2,474	12,002
Total current liabilities	191,363	182,631
Long-term debt, excluding current portion	99,406	11,194
Deferred income taxes, long-term	8,181	199
Other long-term liabilities	50,812	46,313
Shareholders' equity	415,655	394,526
	$765,417	$634,863